Exhibit 99.1
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[ALLEGHENY ENERGY GRAPHIC OMITTED]


                                                                  NEWS RELEASE

Media contact:                               Investor contact:
Allen T. Staggers                            Max Kuniansky
Manager, Communications                      Director, Investor Relations
800 Cabin Hill Drive                         800 Cabin Hill Drive
Greensburg, Pa.  15601-1689                  Greensburg, Pa. 15601-1689
Phone: (724) 830-5433                        Phone: (724) 838-6895
Media Hotline: 1-888-233-3583                E-Mail: mkunian@alleghenyenergy.com
E-Mail: astagge@alleghenyenergy.com




                             FOR IMMEDIATE RELEASE

      Allegheny Energy Announces Agreement to Sell Natural Gas Operations
                       in West Virginia for $228 Million


Greensburg, Pa., August 4, 2004 - Allegheny Energy, Inc. (NYSE: AYE) announced today that its subsidiary, Monongahela Power Company, has signed a definitive agreement to sell its natural gas operations in West Virginia to a partnership composed of IGS Utilities LLC, IGS Holdings LLC and affiliates of ArcLight Capital Partners, LLC for $141 million in cash and $87 million in assumed long-term debt, subject to certain closing adjustments. In addition, the buyer will settle certain inter-company accounts over a three-year period. The current estimate of these amounts is approximately $16 million. Proceeds from the sale will be used to reduce debt.

"The sale of our West Virginia natural gas operations is another milestone in our financial recovery plan," stated Paul J. Evanson, Chairman and CEO of Allegheny Energy. "By selling this business, we can now focus better on our core electric generation and delivery business."

Allegheny expects to record a loss on the sale of approximately $40 million ($25 million, net of income taxes) in the third quarter of 2004. The agreement is subject to certain closing conditions, third party consents, and state and federal regulatory approvals, including approval of a rate adjustment from the Public Service Commission of West Virginia. Closing of the sale is expected to be completed in early 2005. J.P. Morgan Securities Inc. acted as financial advisor to Allegheny Energy in the transaction.

The sale includes Mountaineer Gas Company, a subsidiary of Monongahela Power, and the West Virginia Power Gas Services assets, both of which do business in West Virginia as Allegheny Power; and Mountaineer Gas Services, a subsidiary of Mountaineer Gas. As part of the transaction, the employees assigned to the natural gas business will be transferred to Mountaineer Gas Company, and the Company will continue to honor all collective bargaining agreements. In addition, Allegheny will provide certain transition services.

The Buyer
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The buyer is a partnership formed by IGS Utilities LLC, IGS Holdings LLC (the
"IGS Entities") and affiliates of ArcLight Capital Partners LLC. The principals of the IGS Entities, privately held West Virginia limited liability companies, have been involved in all facets of the natural gas industry since the mid-1980s. ArcLight Capital Partners LLC is one of the world's leading energy infrastructure investing firms. ArcLight invests throughout the energy industry value chain in hard assets that produce current income as well as capital appreciation.

Allegheny Energy
----------------

Headquartered in Greensburg, Pa., Allegheny Energy is an integrated energy company with a portfolio of businesses, including Allegheny Energy Supply, which owns and operates electric generating facilities, and Allegheny Power, which delivers low-cost, reliable electric and natural gas service to about four million people in Pennsylvania, West Virginia, Maryland, Virginia and Ohio. More information about Allegheny Energy is available at www.alleghenyenergy.com.

Forward-Looking Statements
--------------------------

In addition to historical information, this release contains a number of "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. Words such as anticipate, expect, project, intend, plan, believe, and words and terms of similar substance used in connection with any discussion of future plans, actions, or events identify forward-looking statements. These include statements with respect to: regulation and the status of retail generation service supply competition in states served by Allegheny Energy's delivery business, Allegheny Power; the closing of various agreements; results of litigation; financing and plans; demand for energy and the cost and availability of inputs; demand for products and services; capacity purchase commitments; results of operations; capital expenditures; regulatory matters; internal controls and procedures and accounting issues; and stockholder rights plans. Forward-looking statements involve estimates, expectations, and projections and, as a result, are subject to risks and uncertainties. There can be no assurance that actual results will not materially differ from expectations. Factors that could cause actual results to differ materially include, among others, the following: execution of restructuring activity and liquidity enhancement plans; complications or other factors that render it difficult or impossible to obtain necessary lender consents or regulatory authorizations on a timely basis; general economic and business conditions; changes in access to capital markets; the continuing effects of global instability, terrorism, and war; changes in industry capacity, development, and other activities by Allegheny's competitors; changes in the weather and other natural phenomena; changes in technology; changes in the price of power and fuel for electric generation; the results of regulatory proceedings, including those related to rates; changes in the underlying inputs, including market conditions, and assumptions used to estimate the fair values of commodity contracts; changes in laws and regulations applicable to Allegheny, its markets, or its activities; environmental regulations; the loss of any significant customers and suppliers; the effect of accounting policies issued periodically by accounting standard-setting bodies; additional collateral calls; and changes in business strategy, operations, or development plans. Additional risks and uncertainties are identified and discussed in Allegheny Energy's reports filed with the Securities and Exchange Commission.




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